Exhibit 4.2

AMENDED AND RESTATED INCENTIVE SHARE PURCHASE PLAN

ARTICLE 1
INTRODUCTION

1.1 Purpose:

The purpose of this incentive share purchase plan (the “Plan”) is to encourage equity participation in Agnico Eagle Mines Limited by its directors, officers and employees through the purchase of common shares of Agnico Eagle Mines Limited (the “Shares”).

As used herein, unless the context otherwise requires, the term “Company” refers collectively to Agnico Eagle Mines Limited and its subsidiary companies.

ARTICLE 2
PURCHASE PLAN

2.1 Participation:

Subject to Sections 2.10 to 2.13 and applicable laws, all directors of the Company, excluding non-executive directors, and all officers and full-time employees of the Company who have been continuously employed by the Company for at least 12 consecutive months are eligible to participate in the Plan (such persons are referred to herein as “Participants”). The Committee (defined in Section 3.7 hereof) shall have the right, in its absolute discretion, to waive such 12 month period or refuse any person or group of persons the right of participation or continued participation in the Plan.

2.2 Election to Participate and Participant’s Contribution:

A Participant may elect to participate in the Plan during a calendar year (a “Plan Year”) by delivering to the Company not later than December 10 of the preceding calendar year (the “Enrolment Date”) a written direction in the form prescribed from time to time. If the Plan’s payroll deduction feature is selected, such form will authorize the Company to deduct an amount from the Participant’s basic annual salary from the Company, before deductions and exclusive of any overtime pay, bonuses or allowances of any kind whatsoever (the “Basic Annual Salary”), in equal instalments based on the applicable payroll schedule. Alternatively, a Participant may elect to make contributions to the Plan on a quarterly basis in four equal instalments by cheque payable to the Company. The amounts so deducted by or paid to the Company (the “Participant’s Contribution”) will be applied to the purchase of Shares pursuant to the Plan and shall be held by the Company in trust for the purposes of the Plan.

Except in the case of Participants who are directors of the Company, the Participant’s Contribution during a Plan Year shall not exceed 10% of the Participant’s Basic Annual Salary for the calendar year in which the Enrolment Date falls. The Participant’s Contribution during a Plan Year of any director of the Company electing to participate in the Plan shall not exceed such director’s annual board and committee retainer fees for the calendar year in which the Enrolment Date falls. No adjustment shall be made to the Participant’s Contribution until the following Enrolment Date and then only if a new written direction has been delivered to the Company.

2.3 Participant’s Contribution — Alternate Arrangements:

Plan participation by payroll deduction is not available to Participants who are full-time employees on short-term or long-term disability, workers’ compensation or parental leave. For such Participants, payment of their Participant’s Contribution will be accepted by cheque, subject to the satisfaction of all other requirements of the Plan.

The failure by a Participant to make any required contributions under the terms of the Plan shall, at the option of the Company, be deemed to be a cancellation of such Participant’s election to participate in the Plan. The deemed cancellation will be effective at the close of business on the last business day of the month in which the deemed cancellation occurs. The defaulting Participant will be notified of such cancellation by notice in writing mailed to such Participant and any Participant’s Contribution held by the Company in trust for such Participant shall be returned to the defaulting Participant. No Shares will be issuable to a Participant where his or her Participant’s Contribution has not been made in accordance with the terms of the Plan.

2.4 Company’s Contribution:

Immediately prior to the date any Shares are issued to a Participant in accordance with Section 2.6 hereof, the Company will credit the Participant with and thereafter hold in trust for the Participant an amount (the “Company’s Contribution”) equal to no more than 50% of the Participant’s Contribution then held in trust by the Company.

2.5 Aggregate Contribution:

The Participant’s Contribution plus the Company’s Contribution shall be the “Aggregate Contribution”. The Company shall not be required to segregate the Participant’s Contribution or the Aggregate Contribution from its own corporate funds or to pay interest thereon to any Participant.

2.6 Issue of Shares:

On March 31, June 30, September 30 and December 31 in each Plan Year, or if any such day is not a business day, then on the preceding business day (each, an “Issue Date”), the Company will issue to each Participant fully paid and non-assessable Shares equal, as nearly as possible, in value to the Aggregate Contribution held in trust on such date by the Company for each such Participant converted into Shares at the Market Price (as defined below) on such Issue Dates. If such conversion would otherwise result in the issue to a Participant of a fraction of a Share, the Company will issue only such number of whole Shares as may be purchased with such Aggregate Contribution. Until the Shares are issued, Participants shall have none of the rights or obligations of a shareholder with respect to such Shares.

In this Section 2.6, “Market Price” on any Issue Date shall be the simple average of the high and low trading prices of the Shares on The Toronto Stock Exchange (the “TSX”) for each of the five trading days immediately prior to such Issue Date (a “Pricing Period”). If the Shares did not trade on the TSX during the Pricing Period, Market Price shall be the simple average of the high and low trading prices of the Shares on the New York Stock Exchange (the “NYSE”) during such Pricing Period converted into Canadian dollars at the rate at which United States dollars may be exchanged into Canadian dollars using the inverse Noon Buying Rate. If the Shares did not trade on the TSX or NYSE during the Pricing Period, Market Price shall be the simple average of the high and low trading prices of the Shares on such stock exchange in Canada on which the Shares are listed during such Pricing Period as may be selected by the Committee for such purpose. If the Shares do not trade on such day on any such stock exchange, the Market Price shall be the simple average of the bid and ask prices of the Shares on the TSX during such Pricing Period.

The Company shall hold any unused balance of the Aggregate Contribution in trust for a Participant until such balance is utilized in accordance with the Plan.

2.7 Record of Purchase:

Within two months after each Issue Date, each Participant shall be furnished with a record of the Shares purchased on such Issue Date, the applicable Market Price and the balance remaining in his or her account, together with an electronic notification of the number of the Shares issued to and registered in the name of the Participant.

2.8 Restricted Period:

The Plan is intended to provide Shares for investment by Participants (through the holding of Shares in an attempt to align the interests of Participants and shareholders) and not for immediate resale; accordingly, the Participants must hold the Shares purchased under the Plan for one year. For the one-year period commencing on an Issue Date and ending on the first anniversary of such Issue Date (the “Restricted Period”), the Shares issued to a Participant on such Issue Date may not be sold, transferred or otherwise disposed of by the Participant. The Participant shall be the registered holder of the Shares during the Restricted Period until such time as the Shares are sold or otherwise disposed of by the Participant following the expiration of the Restricted Period. During the Restricted Period the Participant shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the Participant shall have (a) the right to exercise the votes attaching to his or her Shares; and (b) all cash dividends and other cash distributions declared and paid by the Company in respect of any Shares shall be paid to or to the order of the Participant. During the Restricted Period, a Participant may transfer, sell or tender any or all of the Shares held by the Participant which are subject to a Restricted Period pursuant to a bona fide third party take-over bid made to all shareholders of the Company or similar acquisition transaction provided that, if the take-over bid or acquisition transaction is not completed, any Shares held by the Participant shall remain subject to the prohibitions on sale, transfer or other disposition until the expiration of the applicable Restricted Period. The Chief Executive Officer of the Company may elect, in his or her absolute discretion, to waive any Restricted Period applicable to the Shares held by a Participant. In respect of the waiver of any Restricted Period applicable to the Shares held by the Chief Executive Officer of the Company, the Committee shall make such election, in its absolute discretion.

The Restricted Period and the related restrictions on the sale, transfer or other disposition of the Shares by a Participant as set out in this Section 2.8 shall not be applicable to any Participants who are “U.S. Participants” employed by the Company in the United States. In this Section 2.8, a “U.S. Participant” shall include any Participant who is a U.S. person, as defined in Rule 902 of Regulation S under the United States Securities Act of 1933, as amended.

2.9 Withdrawal from the Plan:

In the event that a Participant ceases to be eligible for participation in the Plan by virtue of the termination of his or her relationship with the Company for any reason, whether voluntary or involuntary, or in the event of the death of the Participant while participating in the Plan, no further purchases of Shares will be made and the Participant’s Contribution then held by the Company for the Participant shall be paid to the Participant or his or her estate or otherwise as directed by a court of competent jurisdiction, as the case may be, and the Company’s Contribution then held in trust for the Participant shall be paid to the Company. In addition, any Restricted Period covering the Shares then held by the Participant shall immediately lapse and be of no further force or effect. Unless granted permission by the Chief Executive Officer of the Company in the case of a Participant other than the Chief Executive Officer, or by the Committee in the case of the Chief Executive Officer, a Participant is not permitted to withdraw from the Plan during a Plan Year in which the Participant has elected to participate in the Plan.

2.10 Termination of the Plan:

Termination of the Plan shall not affect the rights of the Participant’s to the Shares purchased by them pursuant to the Plan. In the event of termination of the Plan, the Company shall pay to each Participant the Participant’s Contribution then held in trust by the Company for such Participant.

2.11 Loans to Non-management Participants:

If a Participant who is not a director or officer of the Company (a “Non-Management Participant”) desires to obtain one or more loans from the Company in order to assist him or her to pay the purchase price of any Shares acquired under the Plan, he or she may so advise the Company by request in writing and, in such event, the Committee may consider the request and, if thought fit by the Committee, cause the Company, subject to compliance with all applicable laws, to make a loan to him or her concurrently with one or more scheduled dates for payment of such Non-Management Participant’s Contribution, the principal amount of any such loan will be the amount approved by the Committee.

Each loan made to a Non-Management Participant shall be evidenced by a promissory note and shall have a term not exceeding ten years from the date such loan is advanced to the Non-Management Participant. In addition, if such Non-Management Participant should cease to be an employee of the Company for any reason, whether voluntary or involuntary (including, without limitation, by reason of death, resignation, discharge, illness, disability or otherwise), each loan made to such Non-Management Participant which is then outstanding shall become due and payable in full on the date which is the earliest of:

(a)	the stated maturity date of such loan as set out in the promissory note;

(b)	the second anniversary of the date on which such Non-Management Participant so ceased to be an employee of the Company; and

(c)	the date the Non-Management Participant becomes a director or officer of the Company.

The Committee shall have the right, in its sole discretion and at any time and from time to time, subject to regulatory approval, to change the foregoing provisions relating to the repayment of loans (save and except that the time in which any such loan must be repaid shall not exceed ten years from the date of the advance thereof). The respective terms and conditions pertaining to the repayment of loans from time to time outstanding need not be the same.

2.12 Security for Repayment of Loans:

If a loan is made to a Non-Management Participant, such Non-Management Participant shall, concurrently with the making of each loan to him or her, create a security interest in, pledge and hypothecate to and in favour of the Company, as continuing security for the repayment of the principal amount of such loan and all interest accruing thereon and any expenses incurred by the Company described below in (c), together with any other loans made by the Company to the Non-Management Participant from time to time, all interest accruing thereon and any expenses incurred by the Company in connection therewith, all of the shares (the “Pledged Shares”) purchased by him or her with part or all of the proceeds of such loan and all proceeds of such Pledged Shares. Certificates representing the Pledged Shares shall be issued to and registered in the name of the Non-Management Participant and held by the Company (or an agent of the Company as stipulated by the Committee). Certificates representing Shares or other securities issued as stock dividends in respect of the Pledged Shares shall be issued to and registered in the name of the Non-Management Participant and held by the Company (or an agent of the Company as stipulated by the Committee) and shall form part of the Pledged Shares. All certificates representing the Pledged Shares shall be accompanied by irrevocable stock transfer powers duly endorsed in blank by such Non- Management Participant in respect of the Pledged Shares represented by such certificates.

Upon payment in full of all loans and all interest due thereon, the Company shall deliver to such Non-Management Participant certificates representing the Pledged Shares.

The occurrence of either of the following events shall constitute an Event of Default under any loan:

(a) a Non-Management Participant defaults in the payment of the principal amount of any loan and/or the payment of interest due thereon and such default is not cured within 10 days of the occurrence thereof: or (b) a Non-Management Participant, or any third party in respect of such Non-Management Participant, files, institutes or commences any application, assignment, petition, proposal or proceeding under any bankruptcy, insolvency, liquidation, debt restructuring or similar law now or hereafter in effect seeking bankruptcy, liquidation or readjustment of debt or the appointment of a trustee, custodian, liquidator or similar official. Upon an Event of Default under any loan, the Company, in addition to any other legal or equitable rights it may have, shall at any time thereafter be entitled to:

(a)	set off any cash dividends or other cash distributions declared and payable by the Company in respect of the Pledged Shares as against and to the extent of the outstanding principal balance of such Non-Management Participant’s loan and all interest accrued thereon and the expenses described in (c) below;

(b)	sell the Pledged Shares and apply the proceeds of sale to repay the outstanding principal balance of such Non-Management Participant’s loan and all interest then accrued thereon and the expenses described below in (c); and

(c)	retain from the proceeds of such sale all amounts necessary to pay the expenses incurred by the Company in connection with such sale and to repay the outstanding balance of the loan including all interest thereon.

If there is a sale of any Pledged Shares and the proceeds from the sale of such Pledged Shares are sufficient to repay the expenses of such sale and the outstanding principal balance of any loan and/or interest thereon, the Company shall deliver the balance, if any, of the Pledged Shares and certificates therefore, if any, and/or the balance of the proceeds of such sale, if any, as the case may be, to the Non-Management Participant. If the proceeds from the sale of any Pledged Shares are insufficient to repay the expenses of such sale and the outstanding principal balance of any loan and/or any interest accruing thereon, the Non-Management Participant shall forthwith pay to the Company the amount of the deficiency. If any Pledged Shares which otherwise would be sold by the Company pursuant to the foregoing would be an “odd lot”, the Company may in its discretion sell such greater number of Pledged Shares as is necessary to effect a sale consisting of one or more “board lots”.

2.13 Voting rights and Cash Dividends:

So long as an Event of Default has not occurred: (a) each Non-Management Participant to whom any loan has been made shall have the right to exercise the votes attaching to his or her Pledged Shares; and (b) all cash dividends and other cash distributions declared and paid by the Company in respect of any Pledged Shares shall be paid to or to the order of the Non-Management Participant.

ARTICLE 3
GENERAL

3.1Transferability:

All benefits and rights accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable unless specifically provided herein. During the lifetime of a Participant, all benefits and rights may only be exercised by the Participant.

3.2 Employment:

Nothing contained in the Plan or in any benefit or right granted hereunder shall confer upon any Participant any right with respect to service or continuance of service with the Company, or interfere in any way with the right of the Company to terminate the Participant service with the Company at any time. Participation in the Plan by a Participant is voluntary.

3.3 Record Keeping:

The Company shall maintain a register in which shall be recorded the name and address of each Participant and all Participant’s Contributions.

3.4 Necessary Approvals:

The Plan, and the obligations of the Company to issue and deliver any Shares in accordance with the Plan, are subject to the approval of any regulatory authority having jurisdiction over the securities of the Company. If any Shares cannot be issued to any Participant for any reason whatsoever, the obligation of the Company to issue such Shares shall terminate and any Participant’s Contribution held in trust for a Participant will be returned to the Participant.

3.5 Number of Shares Reserved:

The maximum number of Shares which may be reserved for issuance under the Plan shall be 9,600,000 Shares, which number may only be increased with the approval of the shareholders of the Company.

3.6 Adjustments in Event of Change in Shares:

(a)	In the event of a subdivision, consolidation or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, the number of Shares reserved or authorized to be reserved under the Plan shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Committee.

(b)	In the event of a change in the Company’s authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares under the Plan. In the event of any other changes affecting the Shares, such adjustment shall be made as may be deemed equitable by the Committee to give proper effect to such event.

3.7 Plan Administration and Amendments to Plan:

(a)	The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”) or by any other committee of the Board of Directors or committee composed of directors and/or officers of the Company as the Board of Directors may from time to time designate, and after such designation, references to the Committee herein shall be deemed to refer to such other committee as the case may be.

(b)	The Committee shall have authority to adopt, amend or rescind rules and regulations as in its opinion may be advisable or required in the administration or operation of the Plan. The Committee shall also have authority to interpret and construe the Plan and the rules, regulations and documentation utilized under the Plan and may make any and all determinations deemed necessary or advisable for the administration of the Plan. Any interpretation or construction of any provision of the Plan or the rules, regulations or documentation utilized under the Plan shall be final, conclusive and binding on the Participants. All administrative costs of the Plan shall be paid by the Company. The senior officers of the Company are authorized and directed to do all things and execute and deliver all instruments, undertakings and applications and writings as they in their absolute discretion consider necessary for the implementation of the rules and regulations established for administering the Plan.

(c)	The Committee reserves the right to amend, modify, suspend or terminate the Plan at any time if and when it is advisable in the absolute discretion of the Committee without notice to or approval by the shareholders of the Company, provided that all material amendments to the Plan shall require the prior approval of the shareholders of the Company. Examples of the specific types of amendments that are not material and that the Committee is entitled to make without shareholder approval include, but are not limited to:

(i)	amendments to the Plan to ensure continuing compliance with applicable laws, regulations, requirements, rules or policies of any governmental or regulatory authority or stock exchange;

(ii)	amendments of a “housekeeping” nature, which include amendments relating to the administration of the Plan or to eliminate any ambiguity or correct or supplement any provision herein which may be incorrect or incompatible with any other provision hereof;

(iii)	amendments to change the class of Participants eligible to participate in the Plan;

(iv)	amendments to change the terms and conditions of any financial assistance which may be provided by the Company to Participants under the Plan; and

(v)	amendments to change the terms and conditions of the restrictions on the sale, transfer or other disposal of Shares by Participants under the Plan.

(d)	Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the shareholders of the Company under any applicable securities laws or requirements shall become effective until such approval is obtained. Without limitation of the foregoing, the approval of a majority of the shareholders of the Company present in person or by proxy and entitled to vote at a meeting of shareholders shall be required for the following matters:

(i)	any amendment to the provisions of section 3.7(c), other than an amendment within the nature of paragraphs (i) and (ii) of section 3.7(c);

(ii)	any amendment to increase the maximum number of Shares reserved for issuance under the Plan pursuant to section 3.5 (other than pursuant to section 3.6);

(iii)	any amendments to the Participant’s Contribution limits provided for in section 2.2, including the Participant Contribution limit of any director of the Company; and

(iv)	any amendments to the Company’s Contribution limits provided for in section 2.4.

3.8 No Representation or Warranty:

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the Plan.

3.9 Interpretation:

The Plan will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.